Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Salient Midstream & MLP Fund:

We consent to the use of our report dated January 29, 2013 for Salient Midstream & MLP Fund, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

May 30, 2013